Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Whiting Petroleum Corporation on Form S-4 of our report dated February 25, 2004 relating to the consolidated financial statements of Whiting Petroleum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation’s method of accounting for asset retirement obligations), appearing in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement of Whiting Petroleum Corporation on Form S-4 of our report dated October 15, 2004 relating to the statements of revenues and direct operating expenses of the Permian Basin Acquisition Properties for the three years in the period ended December 31, 2003 appearing in the Current Report on Form 8-K/A of Whiting Petroleum Corporation dated September 23, 2004.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Denver, Colorado

December 21, 2004